EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of December 26, 2007 (together with any Exhibits hereto, the “Agreement”), is entered into by and between BreitBurn Management Company, LLC (“BMC”), Pro GP Corp. (“PROGP”), BreitBurn GP, LLC ( “BBGP”), and Mark Pease (the “Executive”).  As used herein, the term “Employer” shall be deemed to refer to BMC, PROGP, and/or BBGP, as the context requires.

WHEREAS, the Executive and the Employer wish to enter into an employment relationship; and

WHEREAS, the Employer and the Executive wish to enter into an Employment Agreement, in the capacities and on the terms set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Definitions.  All capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

2.             Employment Period.  The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, subject to the terms and conditions of this Agreement, during the period (the “Employment Period”) beginning on December 17, 2007 (the “Commencement Date”) and ending on January 1, 2011 or such earlier date upon which Executive’s employment is terminated as provided herein.  Provided that the Employment Period has not already terminated, commencing on January 1, 2011 (and each January 1 thereafter), the term of this Agreement shall automatically be extended for one additional year, unless at least ninety days prior to any such January 1, the Employer or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Agreement.  Notwithstanding the foregoing, the Employment Period shall end on the Date of Termination.

3.             Terms of Employment.

(a)           Position and Duties.

(i)            Position.  During the Employment Period, the Executive shall be employed as the Chief Operating Officer of the Employer, with the usual and customary duties of such office in entities of a similar nature and size.  The Executive shall also serve subsidiaries and affiliates of the Employer in such other capacities, in roles consistent with his position as Chief Operating Officer, in addition to the foregoing as the Employer shall designate, and the Executive shall have such other duties, responsibilities and authority as the Boards of Directors of BMC, BBGP or PROGP, as applicable,(the “Board” or “Boards” as the context requires) may specify from time to time, in each case, in roles consistent with his position as Chief Operating Officer.  In no event shall the Executive be entitled to any additional compensation (from the Employer or otherwise) for services rendered to any other affiliate of the Employer

(any other affiliated entity for which the Executive provides such services, the “BreitBurn Entities”).  The Executive shall report directly to the Co-Chief Executive Officers of the Employer.

(ii)           Exclusivity.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall devote substantially full-time attention and time during normal business hours to the business and affairs of the BreitBurn Entities consistent with Section 3 hereof.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) carry on other non-competitive business ventures with the consent of the Employer or its nominee (not to be unreasonably withheld), (B) serve on the boards or committees of such ventures or trade associations or civic or charitable organizations or to engage in activities with such entities, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.  The Executive shall be entitled to retain all compensation attributable to activities permitted under this Section 3(a)(ii).

(iii)          Allocation of Costs.  The respective Boards shall use their best efforts to resolve any ambiguities or conflicts as to their respective obligations to the Executive under this Agreement.  The cost of the Executive’s compensation and benefits shall be paid by BMC with the other Employer entities reimbursing BMC for their portion of such costs that are allocable to them on the basis of the Executive’s estimated time devoted to their respective businesses or on such other basis as the Employer entities may mutually agree, provided, that costs associated with the RPUs and CPUs shall be borne by BBGP.  Notwithstanding the foregoing, each of BMC, PROGP, and/or BBGP shall be jointly and severally liable for the performance of the obligations of the Employer hereunder.

(iv)          Location.  The Executive’s services shall be performed primarily at the greater Houston metropolitan area office of the Employer.  Notwithstanding the foregoing, the Employer may from time to time require the Executive to travel temporarily to other locations on the business of the Employer (and/or other BreitBurn Entities), including without limitation, to the Employer’s Los Angeles headquarters.

(v)           Operation of the Business.  It is the Employer’s current intent to continue conducting its business in a manner that would not impede the attainment of the Performance Objectives applicable to the CPUs, provided that the parties acknowledge that any action or inaction by the Board (or any other person owing a fiduciary duty to the Employer) with respect to the conduct of the Employer’s business must be consistent with the Board’s or such person’s view of applicable fiduciary duties and law.  Accordingly, the Employer agrees that, provided that its actions and inactions are consistent with applicable fiduciary duties and law, the Employer shall not take any action (or permit any inaction) that materially impedes the attainment of the Performance Objectives applicable to the CPUs.  Notwithstanding the foregoing, nothing contained in this Section 3(a)(v) nor any breach thereof shall create any right in the Executive (or any successor in interest to the Executive) to enjoin, preclude, constrain or otherwise interfere with any lawful action taken by or on behalf of the Employer, whether by injunction, restraining order, other equitable relief or otherwise or shall serve as the basis for any claim by the Executive for any punitive, consequential or incidental damages, and the Executive hereby agrees that his sole remedy for a breach of this Section 3(a)(v) shall be limited to the payments and benefits to which he may be entitled under the terms of this Agreement in the event that he terminates his employment for Good Reason.

(b)           Compensation.

(i)            Base Salary.  During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at an annual rate of $350,000, as the same may be increased (but not decreased) thereafter in the discretion of the Employer.  The Base Salary shall be paid at such regular intervals as the Employer pays executive salaries generally, but in no event less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually by the Employer for possible increase in the discretion of the Employer.  Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Base Salary shall not be reduced after any such increase, and the term Base Salary as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)           Short-Term Incentives.  For each calendar year ending during the Employment Period (after December 31, 2007), the Executive shall be eligible to participate in the Employer’s short-term incentive plan at the Executive Vice President level and to earn an annual cash bonus based on the achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such year (the “Annual Bonus”).  For each calendar year during the Employment Period, (A) the target Annual Bonus shall be an amount equal to 75% of the Executive’s Base Salary, and (B) the maximum Annual Bonus shall be an amount equal to 150% of the Executive’s Base Salary.  The Employer shall pay the Annual Bonus (if any) for each such calendar year in a single, cash, lump sum after the end of the applicable calendar year in accordance with procedures established by the Board, but in no event later than the fifteenth day of the third month following the end of such calendar year, subject to and conditioned upon the Executive’s continued employment with the Employer through the date of payment of such Annual Bonus.  For the calendar year ending December 31, 2008, the Executive shall be guaranteed an Annual Bonus in an amount equal to no less than 75% of the Executive’s Base Salary; subject to and conditioned upon the Executive’s continued employment with the Employer through the date of payment of such Annual Bonus, except as otherwise provided in Section 5 below.  No Annual Bonus shall be payable in respect of the year ending December 31, 2007.

(iii)          Long Term Incentives.  As soon as practicable following the Commencement Date, BBGP shall grant to the Executive, under the BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan (the “Plan”), (i) an aggregate of 54,320 Restricted Partnership Units (consisting of an initial grant of 45,370 Restricted Partnership Units and a grant with respect to calendar year 2008 of 8,950 Restricted Partnership Units) (together, the “RPUs”) which shall vest and convert into Units, subject to Section 5 below, as to one-third of the RPUs on each of January 1, 2009, January 1, 2010 and January 1, 2011, subject in each case to the Executive’s continued employment with the Employer through each such date; and (ii) 89,500 Convertible Performance Units (the “CPUs”) which shall convert into Units, subject to the attainment of applicable performance objectives and Section 5 below, on the earlier to occur of (A) the attainment of the specified performance metrics adopted by the Board in resolutions dated December 26, 2007 (the “Performance Objectives”), or (B) January 1, 2013, subject to the Executive’s continued employment with the Employer through any such date (except as provided in Section 5 below).  Outstanding RPUs and CPUs shall generally entitle the Executive to receive distributions made in respect of the Units underlying such awards at such time and in such amounts as are received by the holders of Units generally (and, in the case of the CPUs, such distributions shall be subject to recoupment by BBGP in the event that such distributions exceed the level of distributions to which the Executive is ultimately entitled in respect of the CPUs, based on the level at which the Performance Objectives are attained).  Except as expressly provided in Section 5(d)(ii) below, conversion to, and payment to the Executive of, the Units underlying CPUs shall occur as soon as practicable following the vesting of any such CPUs (whether pursuant to this Section 3(b)(iii) or Section 5 below), but in no event later than the applicable “short-term deferral period” (within the meaning of Code Section 409A).  The terms and conditions of the RPUs and the CPUs, including without limitation, any provisions relating to cash distributions, performance or other vesting conditions and restrictions thereon, shall, consistent with the terms provided in this Agreement, be set forth in RPU and CPU award agreements, as applicable, in forms prescribed by the Employer or BBGP (together, the “LTIP Award Agreements”).  The RPUs and the CPUs shall be governed by the terms of the Plan and the applicable LTIP Award Agreements.  The Executive shall be eligible to receive additional awards under the Plan and to participate in any future long-term incentive programs available generally to the Peer Executives in the future, both as determined in the sole discretion of the Board of Directors of BBGP.

(iv)          Benefit Plans and Policies.  During the Employment Period, the Executive and the Executive’s eligible dependents shall be eligible to participate in the savings and retirement plans and policies, welfare plans and policies (including, without limitation, medical and dental) and fringe benefit plans and policies of the Employer, in each case, that are made generally available to the Peer Executives on a basis no less favorable than that provided generally to the Peer Executives.  Notwithstanding the foregoing, nothing herein shall, or shall be construed so as to, require the Employer to adopt or continue any plan or policy or to limit the Employer’s right to amend or terminate any such plan or policy at any time.

(v)           Automobile.  During the Employment Period, the Employer shall pay directly, or the Executive shall be entitled to receive prompt reimbursement of, actual expenses of up to $1,000 per month associated with the lease or purchase of an automobile, in addition to which the Employer shall pay or reimburse expenses related to the maintenance and operation of such automobile in accordance with the Employer’s automobile reimbursement policy applicable to the Peer Executives, as in effect from time to time.

(vi)          Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for reasonable expenses incurred by the Executive on behalf of or in furtherance of the business of any BreitBurn Entity pursuant to the terms and conditions of the Employer’s applicable expense reimbursement policies. To the extent that any such expenses or any other reimbursements or fringe benefits provided to the Executive during the Employment Period are deemed to constitute compensation to the Executive, including without limitation any automobile expenses and/or club memberships reimbursed in accordance with Section 3(b)(v) above and 3(b)(viii) below, respectively, such expenses shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred.  The amount of any such compensatory expenses so reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and the Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(vii)         Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Employer’s applicable vacation policy, but in no event less than four (4) weeks per year.  Executive shall immediately vest in two (2) weeks of vacation upon the Commencement Date.

(viii)        City Club Membership.  During the Employment Period, the Employer shall pay all initiation fees, monthly dues, and reasonable expenses incurred for business-related use of one city, athletic or dining club.  The Executive’s membership shall be the property of the Executive.

4.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment with the Employer shall terminate automatically upon the Executive’s death.  In addition, if the Board determines in good faith that the Executive has incurred a Disability, it may terminate the Executive’s employment upon thirty days’ written notice provided in accordance with Section 13(b) hereof if the Executive shall not have returned to full-time performance of the Executive’s duties hereunder prior to the expiration of such thirty-day notice period.

(b)           Cause.  The Employer may terminate the Executive’s employment for Cause or without Cause at any time, provided, that the Employer may not terminate the Executive’s employment for Cause prior to obtaining the requisite approval of the Board as required by the definition of “Cause.”

(c)           Good Reason.  The Executive may terminate his employment for Good Reason or without Good Reason.

(d)           Notice of Termination.  Any termination by the Employer or the Executive shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(b) hereof.  The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

5.             Obligations of the Employer upon Termination; Change of Control.  For the avoidance of doubt, for purposes of this Section 5, a termination of the Executive’s employment with the Employer shall only occur if the Executive’s employment is terminated with all Employer entities (and any other BreitBurn Entities with whom the Executive may be or become employed).  Notwithstanding the foregoing, the parties hereby acknowledge that changes in the Executive’s status as an employee of the various Employer entities and BreitBurn Entities (including any transfer of the Executive’s employment between such entities and any termination of the Executive’s employment relationship with one or more, but fewer than all, such entities) may, but shall not necessarily, constitute Good Reason hereunder, and that the effect of such changes on the Executive’s employment relationship shall be considered in determining whether Good Reason exists hereunder.

(a)           Good Reason; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Employer terminates the Executive’s employment without Cause (other than as a consequence of the Executive’s death or Disability, which terminations shall be governed by Section 5(c) below), or the Executive terminates his employment with the Employer for Good Reason, in either case, in a manner that constitutes a Separation from Service, then the Executive shall be entitled to receive the payments and benefits described below in this Section 5(a).

(i)            (A) The Executive shall be paid, in a single lump-sum payment within thirty (30) days after the Executive’s Separation from Service (or any shorter period prescribed by law), the aggregate amount of (1) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay, if any, through the Date of Termination, and (2) any unreimbursed business expenses incurred by the Executive through the Date of Termination that are reimbursable under Section 3(b)(vi) above; and (B) to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any accrued benefits and other amounts or benefits required to be paid or provided prior to the Date of Termination under any other plan, program, policy, practice, contract or agreement of the Employer and its affiliates according to their terms (the payments and benefits described in this Section 5(a)(i), the “Accrued Obligations”).

(ii)           In addition to the Accrued Obligations, provided that the Executive executes a general release and waiver of claims substantially in the form attached hereto as Exhibit B (as such form may be updated to reflect changes in law, the “Release”) within forty-five (45) days after the Executive’s Separation from Service and does not revoke such Release, and further subject to Section 12 below, the Executive shall be entitled to receive the following payments and benefits (the “Severance”):

(A)          A payment equal to 1.5 times the sum of (1) the Executive’s Base Salary as in effect immediately prior to the Date of Termination, plus (2) the average of the Executive’s Annual Bonuses earned (including any amounts deferred) during the two years immediately preceding the Date of Termination (or in the event that the Executive has not been employed for two years, then the average of the Annual Bonus earned for the first year (if completed) and the forecasted bonus for the current year based on performance parameters as described in Section 3(b)(ii) hereof through the Date of Termination, extrapolated through the end of such year) (in either case, the “Bonus Amount”), payable no later than sixty days after the date on which the Executive incurs a Separation from Service;

(B)           For a period of eighteen months following the date on which the Executive incurs a Separation from Service, but in no event longer than the period of time during which the Executive would be entitled to continuation coverage under Code Section 4980B absent this provision (the “COBRA Period”), the Executive and the Executive’s eligible dependents shall continue to be provided with medical, prescription and dental benefits at the levels in effect immediately prior to the Date of Termination at the same cost to the Executive as immediately prior to the Date of Termination, provided that the Executive properly elects continuation healthcare coverage under Code Section 4980B; following such continuation period, any further continuation of such coverage under applicable law shall be at the Executive’s sole expense.  Notwithstanding the foregoing, the Executive and his dependents shall cease to receive such medical, prescription and dental benefits on the date that the Executive becomes eligible to receive benefits under another employer-provided group health plan;

(C)           Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination, had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Peer Executives generally; and

(D)          To the extent not previously vested and converted into Units or forfeited, (1) the RPUs shall vest and convert into Units in full upon the Executive’s Separation from Service; and (2) the CPUs shall vest and convert into Units on a pro rata basis as follows: the number of CPUs that vest and convert into Units shall be equal to the total number of CPUs that would otherwise vest and convert into units based on the extent to which the applicable Performance Objectives have been satisfied as of the Date of Termination multiplied by the applicable percentage set forth in the following schedule (the “CPU Acceleration Percentage”) (and any CPUs that do not vest and convert into Units in accordance with this Section 5(a)(ii)(D) (and which have not otherwise vested and converted into Units prior to the Date of Termination) shall be forfeited as of the Date of Termination):

(a) if such termination occurs on or before December 31, 2008, such percentage shall be equal to 40%;

(b) if such termination occurs on or before December 31, 2009, such percentage shall be equal to 60%;

(c) if such termination occurs on or before December 31, 2010, such percentage shall be equal to 80%; and

(d) if such termination occurs on or after January 1, 2011, such percentage shall be equal to 100%.

(b)           Cause; Resignation Other than for Good Reason.  If the Executive incurs a Separation from Service because the Employer terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due.  Any outstanding equity awards, including, without limitation, the RPUs and CPUs granted in accordance with Section 3(b)(iii) above, shall be treated in accordance with the terms of the governing plan and award agreement.

(c)           Death or Disability.  If the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:

(i)            The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due;

(ii)           In addition to the Accrued Obligations, subject to the Executive’s (or his estate’s) execution and non-revocation of a Release, the Executive shall be entitled to receive the following payments and benefits (the “Death/Disability Payments”):

(A)          (1) the RPUs shall vest and convert into Units in full upon the Executive’s Separation from Service; and (2) the CPUs shall vest and convert into Units on a pro rata basis as follows: the number of CPUs that vest and convert into Units shall be equal to the total number of CPUs that would otherwise vest and convert into Units based on the extent to which the applicable Performance Objectives have been satisfied as of the Date of Termination multiplied by the applicable CPU Acceleration Percentage (and any CPUs that do not vest and convert into Units in accordance with this Section 5(c)(ii)(A) (and which have not otherwise vested and converted into Units prior to the Date of Termination) shall be forfeited as of the Date of Termination);

(B)           For the period commencing on the Executive’s Separation from Service and ending on the earlier to occur of (1) the date on which the Employment Period would have otherwise expired had the Executive not incurred a Separation from Service (disregarding any renewals thereof that would occur subsequent to the Date of Termination), and (2) the date of the expiration of the COBRA Period, the Executive and the Executive’s eligible dependents shall continue to be provided with medical, prescription and dental benefits as if the Executive’s employment had not been terminated at the same cost to the Executive (or the Executive’s estate or dependents) as immediately prior to the Date of Termination provided that the Executive or his dependents, if applicable, properly elect continuation healthcare coverage under Code Section 4980B; following such continuation period, any further continuation of such coverage under applicable law shall be at the Executive’s (or his estate’s or dependents’) sole expense; and

(C)           Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination, had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Peer Executives generally.

(d)           Non-renewal.

                                                                                            (i)            Employer Non-Renewal.

                                                                                            (A)          If the Employer provides a notice of non-renewal of the Employment Period as set forth in Section 2 hereof and the Executive incurs a Separation from Service as a result, the CPUs shall vest and convert into Units (to the extent not previously vested and converted into Units or canceled) on a pro rata basis as follows: the number of CPUs that vests and converts into Units shall be equal to the total number of CPUs that would otherwise vest and convert into Units based on the extent to which the applicable Performance Objectives have been satisfied as of the Date of Termination multiplied by the applicable CPU Acceleration Percentage, provided, that the vesting and conversion described in this Section 5(d)(i)(A) shall only occur if, following such notice of non-renewal by the Employer, the Executive does not voluntarily terminate his employment (other than upon death or Disability) before the end of the Employment Period, as determined without regard to any extension of the Employment Period that might otherwise occur following the Date of Termination in accordance with the second sentence of Section 2 hereof (a “Post-Termination Extension”).  For purposes of clarification, subject to the Executive’s continued employment through the end of the Employment Period, as determined without regard to any Post-Termination Extension, in the event that the Employment Period terminates on January 1, 2011 as a result of non-renewal by the Employer in accordance with Section 2 hereof, the final one-third of the RPUs shall vest and convert into Units as scheduled in accordance with Section 3(b)(iii) on January 1, 2011.  Any RPUs or CPUs that do not vest and convert into Units on or prior to the Date of Termination) shall be forfeited as of the Date of Termination.

                                                                                            (B)           Neither the Employer’s election not to renew the Employment Period nor a termination of the Executive’s employment resulting therefrom shall constitute a termination of the Executive’s employment hereunder without Cause for purposes of this Agreement.  Notwithstanding the foregoing, subject to the Executive’s execution and non-revocation of a Release, the Employer shall pay to the Executive, at the time when annual bonuses are paid to the Peer Executives in respect of the year in which the Separation from Service occurs (but in no event later than the fifteenth day of the third month following the end of such year), to the extent not previously paid, an Annual Bonus in respect of the year in which the Separation from Service occurs.

                                                                                (ii)           Executive Non-Renewal.  If the Executive provides a notice of non-renewal of the Employment Period in accordance with Section 2 hereof and the Executive experiences a Separation from Service as a result, then, following such a termination, a pro rata portion of the CPUs shall remain outstanding and eligible to vest and convert into Units in accordance with the terms of the applicable LTIP Award Agreement (if not previously vested and converted into Units or canceled) as follows: the number of CPUs that remains outstanding and eligible to vest and convert into Units in accordance with the terms of the applicable LTIP Award Agreement following the Date of Termination shall be equal to the total number of CPUs multiplied by a fraction, (A) the numerator of which is an integer equal to the number of whole years elapsed from the Commencement Date through and including the Date of Termination, and (B) the denominator of which equals five, provided, that the eligibility for post-termination vesting and conversion into Units of the CPUs described in this Section 5(d)(ii) shall only occur if, following such notice of non-renewal by the Executive, the Executive does not voluntarily terminate his employment (other than upon death or Disability) before the end of the Employment Period, as determined without regard to any Post-Termination Extension.  Any CPUs that do not remain eligible to vest and convert into Units in accordance with this Section 5(d)(ii) (and which have not otherwise vested and converted into Units or terminated prior to the Date of Termination) shall be forfeited as of the Date of Termination.  The Executive’s election not to renew the Employment Period and a termination of his employment resulting therefrom shall be deemed to constitute a termination by the Executive without Good Reason for purposes of this Agreement.  For purposes of clarification, subject to the Executive’s continued employment through the end of the Employment Period, as determined without regard to any Post-Termination Extension, in the event that the Employment Period terminates on January 1, 2011 as a result of non-renewal by the Executive in accordance with Section 2 hereof, the final one-third of the RPUs shall vest and convert into Units as scheduled in accordance with Section 3(b)(iii) on January 1, 2011.

                                                                                (iii)          Accrued Obligations.  In the case of any termination in accordance with this Section 5(d), the Accrued Obligations shall be paid to the Executive within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due.

(e)           Change of Control.  Notwithstanding anything herein to the contrary, if a Change in Control (as defined in the Plan) occurs during the Employment Period, then, to the extent not previously vested and converted into Units, the RPUs shall vest in full upon such Change in Control, provided, that notwithstanding the foregoing, such RPUs shall not convert into Units and shall not convert into Units and be paid to the Executive until the earlier to occur of (1) the originally applicable vesting date described in Section 3(b)(iii) above, or (2) the Executive’s Separation from Service.

(f)            Termination of Offices and Directorships.  Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Employer or any BreitBurn Entity, and shall take all actions reasonably requested by the Employer to effectuate the foregoing.

6.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s participation in any other plan, program, policy or practice provided by any BreitBurn Entity (other than policies relating to severance payments or obligations on termination of employment for any reason ) and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with any BreitBurn Entity.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with any BreitBurn Entity or any of its affiliates at or subsequent to the Date of Termination shall be payable, if at all, in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.             No Mitigation.  The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or any of their affiliates may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive as Severance or  Death/Disability Payments, and, except as provided in Section 5(a)(ii)(B) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.             Executive’s Covenants.

(a)           Confidential Information.   The Executive shall hold in a fiduciary capacity for the benefit of the Employer and each BreitBurn Entity all secret or confidential information, knowledge and data relating to the Employer and each BreitBurn Entity, and their respective businesses, including without limitation any trade secrets, which shall have been obtained by the Executive during the Executive’s employment with the Employer and which shall not be or have become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (together, “Proprietary Information”).  The Executive shall not, at any time during or after his employment, directly or indirectly, without the prior written consent of the Board or as may otherwise be required by law or legal process, use for his own benefit such Proprietary Information or communicate or divulge any such Proprietary Information to anyone (other than an authorized BreitBurn Entity or any such entity’s designee); provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such Proprietary Information, unless otherwise prohibited by law or regulation, the Executive shall promptly so notify the Board.  Anything herein to the contrary notwithstanding, the provisions of this Section 8 shall not apply with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between the Executive and the Employer or any BreitBurn Entity; provided, that the Executive shall take all reasonable steps to maintain such Proprietary Information as confidential, including, without limitation, seeking protective orders and filing documents containing such information under seal.   Nothing herein shall be construed as prohibiting the Executive from using or disclosing such Proprietary Information as may be reasonably necessary in his proper performance of services hereunder.

(b)           Non-Solicitation.

(i)            While employed by the Employer and for a period of two years following the Date of Termination, regardless of the reason for the termination, other than in the ordinary course of the Executive’s duties for the Employer or any BreitBurn Entity, the Executive shall not, without the prior consent of the Board, directly or indirectly solicit, induce, or encourage any employee of any BreitBurn Entity or any of their respective affiliates who is employed on the Date of Termination (or at any time within six  months of such date) to terminate his or her employment with such entity; and

(ii)           While employed by the Employer and thereafter, regardless of the reason for the termination, the Executive shall not, without the prior consent of the Board, use any Proprietary Information to hire any employee of the Employer or any BreitBurn Entity or any of their respective affiliates within six months after that employee’s termination of employment with any BreitBurn Entity or any of their respective affiliates.

The Employer acknowledges that its employees may join entities with which the Executive is affiliated and that such event shall not constitute a violation of this Agreement if the Executive was not involved in the solicitation, hiring or identification of such employee as a potential recruit.

(c)           Irreparable Harm.  In recognition of the facts that irreparable injury will result to the Employer in the event of a breach by the Executive of his obligations under Sections 8(a) or 8(b) above, that monetary damages for such breach would not be readily calculable, and that the Employer would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Employer shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(d)           Return of Property.  Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall immediately return and deliver to the Employer any and all Proprietary Information, and any and all other papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Employer or any other BreitBurn Entity or relating to their business, in the Executive’s possession, whether prepared by the Executive or others.  If at any time after the Employment Period, the Executive determines that he has any Proprietary Information or other such materials in his possession or control, or any copy thereof, the Executive shall immediately return to the Employer all such information and materials, including all copies and portions thereof.  Nothing herein shall prevent the Executive from retaining a copy of his personal papers, information or documentation relating to his compensation.

9.             Successors.

(a)           Assignment  by the Executive.  This Agreement is personal to the Executive and without the prior written consent of the Board shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement, including any benefits or compensation payable hereunder, shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including, without limitation, his heirs and/or beneficiaries.  For the avoidance of doubt, if the Executive dies prior to the payment of amounts that are owed to him under this Agreement, such amounts shall be paid, in accordance with the terms of this Agreement, to the Executive’s estate.

(b)           Assignment by the Employer.  This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns; provided, that such assignment shall not relieve any Employer of its obligations under Section 10 of this Agreement.  Except as specified in the preceding sentence, no rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred in connection with a merger, consolidation, reorganization or other similar corporate transaction following which Provident Energy Trust, a trust organized under the laws of Alberta, Canada (together with its successors and assigns, “Provident”) will no longer own, directly or indirectly, at least 50% of the equity securities of BMC or BBGP (determined on a fully diluted basis), or a sale of all or substantially all of BreitBurn Partners’ assets provided that the assignee or transferee is the successor to all or substantially all of BreitBurn Partners’ assets and assumes the liabilities, obligations and duties of the Employer under this Agreement.

(c)           Express Assumption of Agreement.  The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer or any assign permitted under Section 9(b) above to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  As used in this Section 9(c), “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.           Indemnification and Directors’ and Officers’ Insurance.

(a)           General.  During the Employment Period and thereafter, the Employer shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party, was or is involved (for example, as a witness) or is threatened to be made a party to, in any case, by reason of the fact the Executive was or is employed by the Employer or was performing services for any BreitBurn Entity.  Such indemnification shall continue as to the Executive during the Employment Period and for at least six years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Employer and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Employer shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within twenty calendar days after receipt by the Employer of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against any such costs and/or expenses.

(b)           Insurance.  The Employer agrees to maintain directors’ and officers’ liability insurance policies covering the Executive on a basis no less favorable than provided to the Peer Executives, which coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the BreitBurn Entities with respect to acts or omissions which occurred prior to such cessation.  The insurance contemplated under this Section 10(b) shall inure to the benefit of the Executive’s heirs, executors and administrators.

11.           Arbitration Agreement.

(a)           General. Any controversy, dispute or claim between the Executive and any BreitBurn Entity, or any of their respective parents, subsidiaries, affiliates or any of their officers, directors, agents or other employees, relating to the Executive’s employment or the termination thereof, shall be resolved by final and binding arbitration, at the request of any party hereto.  The arbitrability of any controversy, dispute or claim under this Agreement or any other agreement between the parties hereto shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein.  Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, that either party may request provisional relief from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration.  The claims which are to be arbitrated include, but are not limited to, any claim arising out of or relating to this Agreement, the LTIP Award Agreements or the employment relationship between the Executive and the Employer, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits.  This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

(b)           Selection of Arbitrator.  The Executive and the Employer shall select a single neutral arbitrator by mutual agreement.  If the Executive and the Employer are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”) or the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains.  The party initiating the arbitration shall be the first to strike a name.  Any demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim(s).  Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

(c)           Venue; Process.  Arbitration proceedings shall be held in Los Angeles, California.  The arbitrator shall apply applicable state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.  The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery.  The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.  Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated.  The arbitrator’s award shall decide all issues submitted by the parties, but the arbitrator may not decide any issue not submitted.  The opinion and award shall include factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

(d)           Costs.  The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Employer.  The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.

(e)           Waiver of Rights.   Both the Employer and the Executive understand that, by agreeing to use arbitration to resolve disputes, they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 11.

12.           Internal Revenue Code Section 409A.

(a)           Certain compensation and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, while other compensation and benefits payable under this Agreement may constitute “nonqualified deferred compensation” which is intended to comply with the requirements of Code Section 409A.  To the extent that the Board determines that any compensation or benefits payable under this Agreement may not be compliant with or exempt from Code Section 409A, the Board and the Executive shall cooperate and work together in good faith to timely amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as they deem necessary or appropriate to (a) exempt such compensation and benefits from Code Section 409A and/or preserve the intended tax treatment with respect to such compensation and benefits, or (b) comply with the requirements of Code Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A.

(b)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation and benefits, including without limitation any Severance payments or Death/Disability Payments, shall be paid to the Executive during the 6-month period following his Separation from Service to the extent that the Employer reasonably determines that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period, plus interest thereon from the date of the Executive’s Separation from Service through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.

13.           Miscellaneous.

(a)           Governing Law; Captions; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by any other means agreed to by the parties, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Employer;

If to the Employer:

BreitBurn Management Company LLC

Attn.:  Halbert Washburn

515 South Flower Street, Suite 4800

Los Angeles, CA  90071

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Code of Conduct.  The Executive hereby agrees to execute, concurrently herewith, the Employer’s Code of Conduct Policy, receipt of which the Executive hereby acknowledges.

(d)           Severability; Provisions Survive.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Employment Period to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.

(e)           Withholding.  The Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            Employer Representations.  The Employer represents and warrants that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized, (ii) the entities signing this Agreement on its behalf is duly authorized to do so, (iii) the execution and delivery of this Agreement does not violate any order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Employer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws, including, without limitation, bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(g)           Executive Representations and Acknowledgements.  The Executive hereby represents and warrants to the Employer that (i) the Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (ii) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Employer or its affiliates pursuant to the terms of this Agreement.  The Executive hereby acknowledges (A) that the Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Employer, and (B) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(h)           No Waiver. No party’s failure to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder shall be deemed to be a waiver of such provision or right or any other provision or right arising under this Agreement.  Any waiver of any provision or right under this Agreement shall be effective only if in a writing, specifically referencing the provision being waived and signed by the party against whom the enforcement of the waiver is being sought.

(i)            Entire Agreement; Construction.  This Agreement, together with the LTIP Award Agreements and the Employer’s Code of Conduct Policy, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede and replace all prior representations, warranties, agreements and understandings, both written and oral, made by the Employer, any other BreitBurn Entity or the Executive with respect to the subject matter covered hereby, provided, that to the extent there is any inconsistency between this Agreement and the Employer’s Code of Conduct Policy, the terms of this Agreement shall control.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof.

(j)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Mark Pease
Mark Pease

PRO GP CORP.

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Co-Chief Executive Officer

BREITBURN MANAGEMENT COMPANY, LLC

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Co-Chief Executive Officer

BREITBURN GP, LLC

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Co-Chief Executive Officer

EXHIBIT A

DEFINITIONS

“AAA” has the meaning assigned thereto in Section 11(b) hereof.

“Accrued Obligations” has the meaning assigned thereto in Section 5(a)(i) hereof.

“Agreement” has the meaning assigned thereto in the Recitals hereof.

“Annual Bonus” has the meaning assigned thereto in Section 3(b)(ii) hereof.

“Base Salary” has the meaning assigned thereto in Section 3(b)(i) hereof.

“BBGP” has the meaning assigned thereto in the Recitals hereof.

“BECLP” has the meaning assigned thereto in the Recitals hereof.

“BMC” has the meaning assigned thereto in the Recitals hereof.

“Board” or “Boards” has the meaning assigned thereto in Section 3(a)(i) hereof.

“Bonus Amount” has the meaning assigned thereto in Section 5(a)(ii)(A) hereof.

“BreitBurn Entity” has the meaning assigned thereto in Section 3(a)(i) hereof.

“BreitBurn Partners” means BreitBurn Energy Partners, L.P., a Delaware limited partnership.

“Cause” means the following:

(i)            the willful and continued failure of the Executive to perform substantially the Executive’s duties for the Employer or any BreitBurn Entity (as described in Section 3(a) hereof) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Employer (after a vote to this effect by a majority of the Board) which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and the Executive is given a reasonable opportunity of not more than twenty (20) business days to cure any such failure to substantially perform;

(ii)           the willful engaging by the Executive in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Employer or any BreitBurn Entity; or

(iii)          (A) any act of fraud, or material embezzlement or material theft by the Executive, in each case, in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder or (B) the Executive’s admission in any court, or conviction, or plea of nolo contendere, of a felony involving moral turpitude, fraud, or material embezzlement, material theft or material misrepresentation, in each case, against or affecting the Employer or any BreitBurn Entity.

                                For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer or any BreitBurn Entity.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Employer or the General Partner, including, without limitation, the Board, or based upon the advice of counsel for the Employer or the General Partner shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer and the BreitBurn Entities.  Notwithstanding the foregoing, termination of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution of the Board duly adopted by an affirmative vote of the Board at a meeting of the Board held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iii) above, and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted.

“COBRA Period” has the meaning assigned thereto in Section 5(a)(ii)(B) hereof.

“Code” means the Internal Revenue Code of 1986, as amended and any regulations or other official guidance promulgated thereunder.

“Commencement Date” has the meaning assigned thereto in Section 2 hereof.

“CPU Acceleration Percentage” has the meaning assigned thereto in Section 5(a)(ii)(D) hereof.

“CPUs” has the meaning assigned thereto in Section 3(b)(iii) hereof.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Employer without Cause, or by the Executive with or without Good Reason, other than due to death or Disability, the date specified in accordance with applicable provisions of this Agreement in the Notice of Termination (which date shall not be more than thirty days after the giving of such notice), provided, that any notice period may be waived by the Employer without compensation in lieu thereof upon the Executive’s election to terminate employment with or without Good Reason; (ii) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the date of the Executive’s death or the thirtieth day following notification by the Employer of termination due to Disability in accordance with Section 4(a) hereof, as the case may be; (iii) if a notice of non-renewal of the Employment Period is provided by any party in accordance with Section 2 of this Agreement (and the Executive elects to terminate his employment immediately following the expiration of the Employment Period), the last day of the Employment Period; or (iv) any other date mutually agreed to by the parties hereto.

“Death/Disability Payments” has the meaning assigned thereto in Section 5(c)(ii) hereof.

“Disability” shall mean a “disability” within the meaning of Code Section 409A.

“Employer” has the meaning assigned thereto in the Recitals hereof

“Employment Period” has the meaning assigned thereto in Section 2 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning assigned thereto in the Recitals hereof.

“Good Reason” means the occurrence of any of the following without the Executive’s written consent:

(i)                               a material diminution in the Executive’s Base Salary;

(ii)                            a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)                         a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(iv)                        a material diminution in the budget over which the Executive retains authority;

(v)                           a material change in the geographic location at which the Executive must perform services under this Agreement; or

(vi)                        any other action or inaction that constitutes a material breach by the Employer of this Agreement, including without limitation, a breach of  Section 3(a)(v) hereof;

provided, that the Executive’s resignation shall only constitute a resignation for “Good Reason” hereunder if (a) the Executive provides the Employer with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty days after the initial existence of such facts or circumstances, (b) the Employer has failed to cure such facts or circumstances within thirty days after receipt of such written notice, and (c) the date of the Executive’s Separation from Service occurs no later than seventy-five days after the initial occurrence of the event constituting Good Reason.

“JAMS” has the meaning assigned thereto in Section 11(b) hereof.

“LTIP Award Agreements” has the meaning assigned thereto in Section 3(b)(iii) hereof.

“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

“Performance Objectives” has the meaning assigned thereto in Section 3(b)(iii) hereof.

“Plan” has the meaning assigned thereto in Section 3(b)(iii) hereof

“Post-Termination Extension” has the meaning assigned thereto in Section 5(d)(i)(A) hereof.

“Provident” has the meaning assigned thereto in Section 9(b) hereof.

“Peer Executives” means the Executive Vice Presidents of the Employer other than the Executive.

“PROGP” has the meaning assigned thereto in the Recitals hereof.

“Release” has the meaning assigned thereto in Section 5(a)(ii) hereof.

“RPUs” has the meaning assigned thereto in Section 3(b)(iii) hereof.

“Separation from Service” means the Executive’s “separation from service” from the Employer within the meaning of Code Section 409A(a)(2)(A)(i).

“Severance” has the meaning assigned thereto in Section 5(a)(ii) hereof.

“Unit” shall have the meaning assigned thereto in the Plan.